Exhibit 10.6

EQUITY SOURCE PARTNERS
575 JERICHO TPKE
JERICHO, NEW YORK 11753

September 14, 2006

Admiralty Holdings Company
3318 Highway 5, #504
Douglasville, GA 30135-2308
Attention: Murray Bradley, CFO

Re: Financial Advisory Agreement

Dear Murray:

Equity Source Partners, LLC (ESP) is pleased to act as the exclusive financial advisor to Admiralty Holdings Company (the “Company”) (stock symbol: ADMH) a Colorado corporation, in connection with your proposed capital transaction. The terms of our engagement are set forth below. We look forward to working with you.

1.	The Offering. We understand you wish to raise up to one million five hundred thousand dollars ($1,500,000) through a private placement of certain securities to Institutional and Accredited Investors (the “Offering”). The Offering will be made in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”) provided by Regulation D under the Act (“Regulation D”) and the qualification and registration requirements of applicable state and foreign securities or blue sky laws and regulations. You understand that ESP will use reasonable efforts with respect to the marketing of the Offering and that the actual terms of the Offering will depend on market conditions, and will be subject to due diligence and negotiation between the Company and prospective investors. The Company and ESP can mutually agree to increase the size of the Offering.

2.	Fees and Expenses.

Concurrently with the closing of any part of the Offering, the Company will pay ESP in cash, a fee equal to

(a) 5% of the gross proceeds received from the sale of securities.

(b) Furthermore, upon the closing of any amount contained in the Offering, the Company shall grant ESP 500,000shares of Common Stock. The Common Stock shall contain the same registration rights and material provisions afforded to the investors.

3.	Terms.

	(a)	The term of this agreement shall commence on the date hereof and shall terminate ninety (90) days following the commencement of the marketing of the Offering; provided, however, that either party may terminate this agreement at any time upon 10 days written notice to the other party. Upon termination, ESP will be entitled to collect all fees and warrants earned and expenses incurred through the date of termination based on monies raised pursuant to Fees and Expenses paragraph 2 above.

	(b)	If during the twelve months following termination of the agreement, any entity or person introduced to the Company by ESP or any entity or person with whom ESP has had discussions or negotiations during the term on behalf of the Company, purchase any type of securities from the Company, the Company agrees to pay ESP upon the close, a cash fee and warrants in the amount that would otherwise have been payable to ESP had such transaction occurred during the term.

4.	Representations and Warranties.

You hereby authorize ESP to transmit to the prospective purchasers of the securities material prepared by the Company with such exhibits and supplements as may from time to time be required or appropriate and or copies of the Company’s most recent filings with the Securities and Exchange Commission together with definitive offering materials prepared by the Company, if we deem them appropriate (collectively “Material”). The Company authorizes Material to be sent out to prospective investors provided that adequate steps are taken to comply with Regulation FD. The Company represents and warrants the Material (i) will be prepared by the management of the Company and reviewed and approved by its Board of Directors; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they made not misleading. The Company will advise ESP immediately of the occurrence of any event or any other change known to the Company which results in the Material containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstance under which they were made, not misleading.

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5. No Conflict.

Neither the execution and delivery of this letter by the Company nor the enumeration of the transactions contemplated hereby will, directly or indirectly, with or without the giving notice or lapse of time, or both: (i) violate any provisions of the Certificate of Incorporation or By-Laws of the Company, or (ii) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligations of the Company or require the payment or prepayment or other penalty with respect thereto.

6. Indemnification.

The Company and ESP agree to the indemnification provisions set forth in Schedule A. Said indemnification shall apply regardless of whether the proposed offering is consummated.

7. Governing Law.

This agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles of rules. This letter, including Schedule A, constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in writing signed by both parties. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, affect and in all other respects by the internal laws of the State of New York. The Company (1) agrees that any legal suit, action or proceeding arising out of or relating to this letter shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (2) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. The Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service and process upon the Company mailed by certified mailto the Company’s address shall be deemed in every respect affective service of process upon the Company, in any suit action or proceeding. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

8. Announcement of Offering.

If the Offering is consummated, ESP may at its expense, and in accordance with any applicable NASD and SEC regulations, place an announcement in such newspapers and periodicals as ESP may desire. The Company reserves the right to review and comment on any announcement that ESP intends to publish with respect to any financing contemplated here under that clause.

9. Advice to the Board.

The Company acknowledges that any advice given by ESP to you is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent, except as may be required by law or in connection with any action or proceeding under paragraph 7.

10. Conflicting Engagements.

Nothing in this letter shall be construed to limit the ability of ESP or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.

11. Independent Contractor.

In carrying out its responsibilities under this letter, ESP shall be an independent contractor and shall have no right or authority to assume or create any obligation on behalf of the Company.

12. Miscellaneous.

The parties acknowledge and agree that with respect to phrases contained herein such as "as a results of our efforts, "introduced” to the Company by ESP or similar language, such phrases are intended to include any person or entity, directly or indirectly introduced to the Company by the undersigned. Thus, to the extent that the Company consummates any part of the Offering with any person or entity, whose introduction to the Company can be traced back, directly or indirectly, to a person or entity who was originally introduced to the Company by ESP, ESP is entitled to the compensation described herein.

This Agreement, including its Schedule, constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in a writing signed by both parties. Upon expiration or termination of this Agreement, it is understood that the fee, expense, indemnification, reimbursement, contribution, and “tail” obligations of the Company (as provided in Section 3(b) hereto) shall survive any such expiration or termination and all fees and to the extent theretofore paid shall be retained by ESP on a non-accountable basis.

The execution of this Agreement does not constitute a commitment by ESP or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement of securities of the Company or the success of ESP with respect to securing any financing on behalf of the Company. The Company! s engagement of ESP is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, agents, employees, or creditors of the Company) as against ESP or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. ESP’s engagement by the Company is not intended to confer rights upon any person not a party hereto (including shareholders, directors, officers, agents, employees, or creditors of the Company) as against the Company or its affiliates, or their respective directors, officers, employees or agents, successors or assigns. No promises or representations have been made except as expressly set forth in this agreement and the parties have not relied on any promises or representations except as expressly set forth in this agreement. Nothing contained herein should be construed as creating any fiduciary duties between the parties.

In the event that other services are required and/or transactions which are the result of ESP’s efforts that are not as contemplated herein, the parties hereto shall negotiate in good faith to determine a mutually acceptable level of compensation in such an eventuality.

The rights and obligations of either party under this Agreement may not be assigned or delegated by such party without the prior written consent of the other party, and any other purported assignment or delegation shall be null and void. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, then such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. No material provision of this agreement shall be deemed waived and no breach excused, unless such waiver or consent excusing the breach shall be in writing and signed by the party to be charged with such waiver or consent.

13. Entire Agreement.

This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral between them relating to the subject matter hereof.

We look forward to working with you and developing a long term relationship with the Company.

                    Very truly yours,
                                                       EQUITY SOURCE PARTNERS, LLC

                                                      By: ________________________
                             Lewis Mason

Confirmed and accepted as of
the __27th__ day of September, 2006

ADMIRALTY HOLDINGS COMPANY

By: /s/ Murray D. Bradley, Jr. Murray D. Bradley, Jr., CFO

SCHEDULE A
INDEMNIFICATION

Recognizing that matters of the type contemplated in this engagement sometimes result in litigation and that ESP’s role is advisory, the Company agrees to indemnify and hold harmless ESP, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the “Indemnified Parties”), from and against any losses, claims, damages and liabilities, joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the “Matters”) contemplated by the engagement of ESP hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of ESP hereunder, or any action or proceeding arising therefrom (collectively, “Proceedings”), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted primarily from the gross negligence, bad faith, illegal conduct or willful misconduct of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of ESP (which consent shall not be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not ESP or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of ESP and each other Indemnified Party hereunder from all liability arising out of such Proceeding. As money damages may not be a sufficient remedy in the event of any breach or threatened breach of this Schedule A by the Company or ESP, the Company or ESP may seek injunctive relief or other equitable relief in addition to any other available remedy. Notwithstanding anything to the contrary contained herein, the Company shall not indemnify any Indemnified Party for lost profits, special, punitive or speculative damages.

The Company agrees that if any indemnification or reimbursement sought pursuant to this Agreement were for any reason not to be available to any Indemnified Party or insufficient to hold it harmless as and to the extent contemplated by this Agreement, then the Company shall contribute to the amount paid or payable by such Indemnified Party in respect of losses, claims, damages and liabilities in such proportion as is appropriate to reflect the relative benefits to the Company and its stockholders on the one hand, and ESP on the other, in connection with the Matters to which such indemnification or reimbursement relates or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any other equitable considerations. It is hereby agreed that the relative benefits to the Company and/or its stockholders and to ESP with respect to ESP’s engagement shall be deemed to be in the same proportion as (i) the total value paid or received or to be paid or received by the Company and/or its stockholders pursuant to the Matters (whether or not consummated) for which ESP is engaged to render financial advisory services bears to (ii) the fees paid to ESP in connection with such engagement. In no event shall the Indemnified Parties contribute or otherwise be liable for an amount in excess of the aggregate amount of fees actually received by ESP pursuant to such engagement (excluding amounts received by ESP as reimbursement of expenses).

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with ESP’s engagement hereunder except for losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted primarily from the gross negligence, bad faith, illegal conduct or willful misconduct of such Indemnified Party or from information furnished by ESP to the Company. The indemnity, reimbursement and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

The indemnity, reimbursement, contribution provisions set forth herein shall remain operative and in full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this Agreement and (iv) whether or not ESP shall, or shall not, be called upon to render any formal or informal advice in the course of such engagement.

The obligations of the Company and ESP under this Schedule A shall survive the termination of the Agreement, regardless of the reason for the termination.